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                                                           EXHIBIT 12.1

                            GREAT WESTERN FINANCIAL CORPORATION
                  Computation of Ratios of Earnings to Fixed Charges



                                  Twelve Months  Twelve Months  Twelve Months
                                          Ended          Ended          Ended
(Dollars in thousands)              Decmeber 31,   December 31,  Decmeber 31,
                                           1994           1993          1992
                                  -------------  -------------  ------------
Earnings
  Net earnings                        $ 251,234     $   62,047    $   85,006
  Accounting changes                                         -       (31,094)
  Taxes on income                       155,300         30,000        41,600
                                      ----------    ----------    ----------
  Earnings before taxes and
    accounting changes                $  406,534    $   92,047    $   95,512
                                      ==========    ==========    ==========

Interest expense
  Customer accounts                   $  950,299    $  939,081    $1,333,473
  Borrowings                             370,004       370,761       344,823
                                      ----------    ----------    ----------
    Total                             $1,320,303    $1,309,842    $1,678,296
                                      ==========    ==========    ==========

Rent expense
  Total                               $   55,011    $   53,638    $   57,823
  1/3 thereof                             18,337        17,879        19,274

Capitalized interest                  $      196    $      777    $    2,071
Preferred stock dividends             $   25,015    $   25,015        15,543

Ratio of earnings to fixed
  charges and preferred stock
  dividends

  Excluding customer accounts
    Earnings before fixed charges      $  794,875   $   480,687   $  459,609
    Fixed charges                         429,015       426,526      393,704

    Ratio                                    1.85          1.13         1.17

  Including customer accounts
    Earnings before fixed charges      $1,745,174    $1,419,768   $1,793,082
    Fixed charges                       1,379,314     1,365,607    1,727,177

    Ratio                                    1.27          1.04         1.04

Ratio of earnings to fixed charges

  Excluding customer accounts
    Earnings before fixed charges      $  794,875    $  480,687   $  459,609
    Fixed charges                         388,537       389,417      366,168

    Ratio                                    2.05          1.23         1.26

  Including customer accounts
    Earnings before fixed charges      $1,745,174    $1,419,768   $1,793,082
    Fixed charges                       1,338,836     1,328,498    1,699,641

    Ratio                                    1.30          1.07         1.05

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                                        EXHIBIT 12.1 (continued)

                            GREAT WESTERN FINANCIAL CORPORATION
                  Computation of Ratios of Earnings to Fixed Charges



                                          Twelve Months  Twelve Months
                                                  Ended          Ended
(Dollars in thousands)                      December 31,    December 31,
                                                   1991            1990
                                          -------------  --------------
Earnings
  Net earnings                               $  298,130      $  127,074
  Accounting changes                                  -               -
  Taxes on income                               207,300         148,600
                                             ----------      ----------
  Earnings before taxes and
    accounting changes                       $  505,430      $  275,674
                                             ==========      ==========

Interest expense
  Customer accounts                          $1,968,205      $2,017,040
  Borrowings                                    493,757         888,094
                                             ----------      ----------
    Total                                    $2,461,962      $2,905,134
                                             ==========      ==========

Rent expense
  Total                                      $   51,440      $   49,561
  1/3 thereof                                    17,147          16,520

Capitalized interest                         $    6,859      $        -
Preferred stock dividends                    $    7,023      $        -

Ratio of earnings to fixed
  charges and preferred stock
  dividends

  Excluding customer accounts
    Earnings before fixed charges            $1,016,334      $1,180,288
    Fixed charges                               529,669         904,614

    Ratio                                          1.92            1.30

  Including customer accounts
    Earnings before fixed charges            $2,984,539      $3,197,328
    Fixed charges                             2,497,874       2,921,654

    Ratio                                          1.19            1.09

Ratio of earnings to fixed charges

  Excluding customer accounts
    Earnings before fixed charges            $1,016,334      $1,180,288
    Fixed charges                               517,763         904,614

    Ratio                                          1.96            1.30

  Including customer accounts
    Earnings before fixed charges            $2,984,539       $3,197,328
    Fixed charges                             2,485,968        2,921,654

    Ratio                                          1.20             1.09